UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 21, 2014

Equity One, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.)

1600 NE Miami Gardens Drive
North Miami Beach, Florida 33179
(Address of Principal Executive Offices) (Zip Code)

(305) 947-1664
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.02 Results of Operations and Financial Condition

Item 7.01 Regulation FD Disclosure

Equity One, Inc. (the “Company” or “Equity One”), a Maryland corporation, is hereby providing the fair value of its investment property in accordance with International Financial Reporting Standard 13, "Fair Value Measurement," and International Accounting Standard 40, "Investment Property," as of  December 31, 2013. As announced previously, the Company has agreed to provide this information to Gazit-Globe Ltd. (“Gazit”), its major indirect stockholder, in connection with Gazit's financial reports which are prepared in accordance with International Financial Reporting Standards ("IFRS").

IFRS permit fair value accounting for investment property, which includes property held for development and for sale. In addition, in accordance with IFRS, the value of straight-line rent receivables, deferred costs and intangible assets and liabilities related to income-producing property are not presented separately since they are included within the fair values of income-producing property.

The Company recently completed a valuation review at December 31, 2013 to determine the fair value of its existing investment property portfolio. Based upon this review, Equity One determined that, as of December 31, 2013, the fair value of its investment property was approximately $3.9 billion.

The determination of these values required management to make significant estimates and assumptions, and the actual values achieved in the event of any disposition of investment property may differ from the values incorporated into the fair value determination noted above.

In addition, the Company is hereby providing certain information that it has agreed to provide to Gazit in connection with Gazit's financial reports which are prepared in accordance with IFRS, as required by the Disclosure Guideline Regarding Investment Property Activity issued in January 2011 by the Israel Security Authority (the “ISA Disclosure Guideline”). Some of this information is provided by geographical region, as defined by the ISA Disclosure Guideline. Our geographical regions for purposes of these disclosure requirements have been defined as: (1) South Florida - including Miami-Dade, Broward and Palm Beach Counties; (2) North Florida - including all of Florida north of Palm Beach County; (3) Southeast - including Georgia, Louisiana, North Carolina and Virginia; (4) Northeast - including Connecticut, Maryland, Massachusetts and New York; and (5) West Coast - California.

The following information has been provided to Gazit in connection with the ISA Disclosure Guideline and includes one property that is accounted for as a joint operation under IFRS and proportionally consolidated. Investment property held in joint ventures, as defined under IFRS, was excluded.

1.	Fair Value of Income-Producing Properties (1)

The fair value of consolidated income-producing properties at December 31, 2013 and 2012 was as follows:

	December 31,
	2013	2012
Region:	(In thousands)
Northeast	$1,117,232	$904,276
South Florida	1,039,052	1,007,964
West Coast	895,092	858,924
Southeast	347,561	500,203
North Florida	391,379	408,800
Total	$3,790,316	$3,680,167

(1)
Income-producing properties does not include developments, land held for development and one property accounted for as a finance lease under IFRS, but includes five non-retail properties with an aggregate Gross Leasable Area ("GLA") of approximately 296,100 square feet and six non-retail properties with an aggregate GLA of approximately 415,500 square feet at December 31, 2013 and 2012, respectively.

2.	IFRS Basis Revaluation Gain (Loss) (1)

The IFRS basis revaluation gain (loss) of consolidated income-producing properties(2) for the years ended December 31, 2013 and 2012 was as follows:

	December 31,
	2013	2012
Region:	(In thousands)
Northeast	$88,129	$45,839
South Florida	56,037	37,573
West Coast	24,913	45,624
North Florida	21,335	5,117
Southeast	(1,872)	5,362
Total	$188,542	$139,515

(1)	Revaluation gain (loss) is computed as the increase or decrease in the fair value of the respective property less any capital expenditures made during the respective period.

(2)
Income-producing properties does not include developments, land held for development and one property accounted for as a finance lease under IFRS, but includes five non-retail properties with an aggregate GLA of approximately 296,100 square feet and six non-retail properties with an aggregate GLA of approximately 415,500 square feet at December 31, 2013 and 2012, respectively.

3.	Net Operating Income of Properties Acquired (1)

The net operating income of properties acquired during the years ended December 31, 2013 and 2012 was as follows:

	December 31,
	2013	2012
Region:	(In thousands)
Northeast	$1,130	$4,427
West Coast	367	5,287

(1)
Net operating income is computed by adding minimum rent, percentage rent and expense recovery revenue less property operating expenses which, under IFRS, do not include amortization of deferred common area maintenance costs. Net operating income does not include management and leasing services revenue, rental property depreciation and amortization and general and administrative expenses. The net operating income included in the table above represents the net operating income from the date of acquisition through the end of the respective year.

The information contained in this report on Form 8-K shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 21 , 2014	EQUITY ONE, INC.

/s/ Mark Langer
Mark Langer
Executive Vice President and Chief Financial Officer (Principal Financial Officer)